Exhibit (a)(5)

For immediate release: March 8, 2011	Contacts: Frank J. Murdolo, Vice President - Investor Relations Forest Laboratories, Inc. (212) 224-6714 Frank.Murdolo@frx.com

FOREST LABORATORIES COMMENCES TENDER OFFER FOR

ALL OUTSTANDING SHARES AND CERTAIN NOTES AND WARRANTS OF CLINICAL DATA, INC.

NEW YORK, NY, March 8, 2011 — Forest Laboratories, Inc. (NYSE: FRX) today announced the commencement of a tender offer by its indirect wholly-owned subsidiary, Magnolia Acquisition Corp. (“Magnolia”), for all outstanding shares of common stock, $0.01 par value, of Clinical Data, Inc. (NASDAQ: CLDA) for $30.00 per share in cash (the “Upfront Consideration”) plus contingent consideration of up to $6.00 per share (the “Contingent Consideration”) that may be paid pursuant to the terms of a Contingent Value Agreement to be entered into by Forest, FL Holding CV, an indirect wholly-owned subsidiary of Forest, and Magnolia for the benefit of tendering security holders based upon achievement of certain milestones related to Viibryd™, and for certain outstanding notes and warrants issued by Clinical Data that are convertible into or exerciseable for shares of Clinical Data’s common stock for the consideration described below. The tender offer is being made pursuant to an Offer to Purchase, dated March 8, 2011, and in connection with the previously announced Agreement and Plan of Merger, dated February 22, 2011, by and among Forest, FL Holding CV, Magnolia, and Clinical Data.

In addition to shares of Clinical Data common stock, Forest is offering to purchase in the tender offer all of the outstanding:

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warrants, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrants”) for an upfront price of $10.00 multiplied by the number of shares of common stock subject to such Laurus Warrants as of immediately prior to the first time at which Magnolia accepts for payment any securities tendered pursuant to the tender offer (the “Acceptance Time”) and the Contingent Consideration for each of such shares;

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warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005, between Clinical Data and the investors named therein (the “2005 Warrants”) for an upfront price of $14.90 multiplied by the number of shares of common stock subject to such 2005 Warrants as of immediately prior to the Acceptance Time and the Contingent Consideration for each of such shares;

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warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006, between Clinical Data and the investors named therein (the “2006 Warrants”) for an upfront price of $17.71 multiplied by the number of shares of common stock subject to such 2006 Warrants as of immediately prior to the Acceptance Time and the Contingent Consideration for each of such shares;

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warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008, between Clinical Data and the purchasers named therein (the “2008 Warrants”) for an upfront price of $13.56 multiplied by the number of shares of common stock subject to such 2008 Warrants as of immediately prior to the Acceptance Time and the Contingent Consideration for each of such shares;

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warrants with an exercise price of $8.120 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and the purchasers named therein (the “Series A 2009 Warrants”) for an upfront price of $21.88 multiplied by the number of shares of common stock subject to such Series A 2009 Warrants as of immediately prior to the Acceptance Time and the Contingent Consideration for each of such shares;

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warrants with an exercise price of $9.744 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and the purchasers named therein (the “Series B 2009 Warrants”) for an upfront price of $20.26 multiplied by the number of shares of common stock subject to such Series B 2009 Warrants as of immediately prior to the Acceptance Time and the Contingent Consideration for each of such shares; and

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convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000 (the “Company Notes”) for an upfront price of $30.00 multiplied by the maximum number of Shares into which such Company Notes are convertible immediately prior to the Acceptance Time and the Contingent Consideration for each of such shares.

Today, Forest, FL Holding CV, and Magnolia will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, containing the Offer to Purchase, forms of Letters of Transmittal and related tender offer documents, which set forth in detail the terms and conditions of the tender offer. Clinical Data will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the unanimous recommendation of Clinical Data’s Board of Directors that Clinical Data’s shareholders accept the tender offer, tender their shares pursuant to the tender offer and, if required by applicable law, adopt the Agreement and Plan of Merger and the transactions contemplated thereby. These documents will be mailed to all Clinical Data shareholders, noteholders, and warrant holders of record.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, April 4, 2011, unless the tender offer is extended. Following the completion of the tender offer and, if required, receipt of approval by Clinical Data’s shareholders, Forest expects to consummate a merger of Magnolia and Clinical Data in which any shares of Clinical Data not tendered in the tender offer (other than shares held by Forest, FL Holding CV, Magnolia, or Clinical Data or shares held by Clinical Data stockholders who have and validly exercise appraisal rights under Delaware law) will be cancelled in exchange for the right to receive the same consideration per share being paid in the tender offer, and unexercised notes and warrants issued by Clinical Data that are convertible into or exerciseable for shares of Clinical Data common stock will be canceled, as permitted by the terms thereof, and converted into the right to receive the same consideration per note or warrant being paid in the tender offer. Under the terms of the definitive merger agreement, the transaction is conditioned upon, among other things, satisfaction of a minimum tender condition requiring that the securities tendered in the tender offer represent approximately 78.2% of the outstanding shares, warrants and notes of Clinical Data common stock on a fully-diluted basis. In addition the transaction is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In the event that the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of stockholder approval.

The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, NY 10272-2042. The Dealer Manager for the tender offer is Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036. The Information Agent for the tender offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. The tender offer materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc. or by calling toll-free at (800) 322-2885 or collect at (212) 929-5500, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to MacKenzie Partners, Inc. at the mailing address or telephone numbers provided above.

About Forest Laboratories

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Forward Looking Statements

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to differ from those set forth in the forward looking statements, including that the transaction may not be timely completed, if at all; that, prior to the completion of the transactions, if at all, Clinical Data’s business may experience significant disruptions due to transaction-related uncertainty or other factors; the timing and the benefits of the business combination transaction involving Forest and Clinical Data, the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the requirement that

Clinical Data stockholders approve the transaction; the risk that the businesses will not be integrated successfully; uncertainties regarding the timing of launch of Viibryd and future sales of Viibryd; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings and Clinical Data’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Clinical Data common stock and certain outstanding notes and warrants issued by Clinical Data are being made pursuant to an offer to purchase and related materials that Forest and Magnolia will file with the Securities and Exchange Commission. Today, Forest and Magnolia will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Clinical Data will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Additionally, Clinical Data and Forest will file other relevant materials in connection with the proposed transaction of Clinical Data by Forest pursuant to the terms of the merger agreement. These materials will be sent free of charge to all stockholders of Clinical Data when available. In addition, all of these materials (and all other materials filed by Clinical Data with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Forest and when available may be obtained by directing a request to Forest at www.frx.com. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Clinical Data by contacting Clinical Data Investor Relations at ir@clda.com.

INVESTORS AND SHAREHOLDERS OF CLINICAL DATA ARE ADVISED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9, AND THE PROXY STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, Clinical Data will file a proxy statement with the Securities and Exchange Commission. Additionally, Clinical Data would file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of Clinical Data by Forest pursuant to the terms of an Agreement and Plan of Merger by and among Clinical Data, Forest Laboratories, Inc., a Delaware corporation and FL Holding CV and Magnolia, each of which are subsidiaries of Forest. The materials to be filed by Clinical Data with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Investors and stockholders also may obtain free copies of the proxy statement from Clinical Data by contacting Clinical Data Investor Relations at ir@clda.com. Investors and security holders of Clinical Data are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Clinical Data and its respective directors, executive officers and other members of their management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of Clinical Data stockholders in connection with the proposed merger. Further, such persons may have direct or indirect interests in the proposed transaction due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments or bonuses in connection with the proposed transaction. Information concerning the interests of these persons will be set forth in the Schedule 14D-9 and proxy statement relating to the proposed transaction when it becomes available. Information concerning the interests of Clinical Data’s participants in the solicitation, which may, in some cases, be different than those of Clinical Data’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.